Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2007 Third Quarter Results


    STAMFORD, Conn.--(BUSINESS WIRE)--Aug. 9, 2007--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2007 third quarter, a non-heating season quarter, and the nine-month period ended June 30, 2007.

    Three months ended June 30, 2007, compared to three months ended
June 30, 2006

    Star reported a 16.2 percent increase in total revenues to $222.5 million, compared to total revenues of $191.5 million, due to an increase in home heating oil volume of 23.8 percent. The home heating oil volume increase was due to 30.3 percent colder temperatures, reduced by net customer attrition. For the twelve months ended June 30, 2007, Star's net customer attrition rate was 5.0 percent, compared to 6.6 percent and 7.1 percent for fiscal 2006 and fiscal 2005, respectively.

    Star lost approximately 6,000 accounts (net) of its home heating oil customer base in the fiscal 2007 third quarter, compared to a loss of 6,500 accounts (net) in the fiscal 2006 third quarter.

    Home heating oil per gallon margins rose by 0.7 cents per gallon, largely due to an increase in the margins realized on sales to variable pricing plan customers. The service and installation results improved by $1.2 million, from a profit of $1.7 million (3.6 cents per gallon) to a profit of $2.9 million (5.0 cents per gallon).

    Total operating expenses (delivery, branch, general and administrative) decreased by $3.4 million, or 6.7 percent, to $48.0 million, as compared to $51.4 million. The decrease was largely due to lower insurance expenses of $4.7 million, offset by higher delivery expenses related to the 23.8 percent increase in delivered volume. A $4.9 million credit, related to derivative instruments, was recorded due to an increase in market value for unexpired hedges ($2.3 million) and the expiration of certain hedged positions that were entered in-to in prior periods ($2.6 million). During the prior-year quarter, a $2.3 million credit, related to derivative instruments, was recorded due to an increase in market value for unexpired hedges ($3.0 million), reduced by the expiration of certain hedged positions that were entered into in prior periods ($0.7 million charge).

    Operating loss decreased $15.9 million to a $6.4 million loss, as compared to a $22.3 million loss. The improvement was due to an increase in product gross profit of $7.5 million, an increase in net service and installation profitability of $1.2 million, a favorable change in the impact of derivative instruments of $2.6 million, lower depreciation and amortization of $1.2 million and a decrease in operating expense of $3.4 million.

    Interest expense decreased $0.8 million, or 13.0 percent, to $5.0 million, as compared to $5.8 million. This decrease resulted from a lower average principal amount in total debt outstanding of approximately $28.1 million. Total debt outstanding declined by $27.8 million due to the Partnership's recapitalization that was completed on April 28, 2006. Interest income increased $1.2 million to $2.9 million, due to higher invested cash balances.

    Income tax benefit was $0.8 million and represents certain state income tax, alternative minimum federal tax and capital taxes. A blended rate was applied to pre-tax income to arrive at income tax expense. Income tax expense for fiscal Q3 2006 was $0.5 million.

    Net loss decreased by $25.8 million, to $8.3 million, as compared to a net loss of $34.1 million. This change was due to a $15.9 million increase in operating income, lower net interest expense of $2.0 million, lower income tax expense of $1.3 million and the non-recurrence of a $6.6 million loss on redemption of debt recorded in the third quarter of 2006.

    EBITDA increased $21.3 million to $0.8 million, as compared to a $20.5 million EBITDA loss, due to an increase in EBITDA from operations of $12.1 million, a $2.6 million increase relating to the change in fair value of derivative instruments (from a credit of $2.3 million for the fiscal 2006 three-month period to a credit of $4.9 million for the comparable period of fiscal 2007) and the non-recurrence of a $6.6 million loss on redemption of debt recorded in the third quarter of 2006. For the three months ended June 30, 2006, EBITDA increased $2.3 million due to the change in the fair value of derivative instruments and was reduced by the $6.6 million loss on redemption of debt. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to make the Minimum Quarterly Distribution until February 2009, for the quarter ended December 31, 2008.

    Star Gas Partners Chief Executive Officer, Dan Donovan, stated, "Fiscal 2007 Q3 results were highlighted by improvements in Star's per gallon service and installation results as well as its heating oil margins. We also implemented further operating expense reductions during the period, which enhanced results. Of note, net customer attrition has steadily declined on a trailing twelve-month comparison over the past three years.

    Mr. Donovan continued, "Importantly, we achieved an EBITDA profit of $0.8 million during the three-month period, versus a $20.5 million EBITDA loss, primarily due to a nearly $12.1 million improvement in EBITDA from operations during the quarter. We continue to make opportunistic acquisitions, and during fiscal 2007 we have purchased six heating oil companies with a total of 18,000 customers and 16.9 million gallons.

    "Through an innovative and proprietary team-building and role-playing program for employees that we call Boot Camp, Star has also been making significant progress in reinforcing the importance of customer service for all employees. The goal has been and will continue to be focusing all employees on the premise that each of them plays a critical role in providing customer service and that all must continually strive for improvement in this area. We hope to achieve further reductions in net customer attrition as a result of this program, which will be ongoing to both train and retrain all employees via our two-day, off-site group sessions that are a major part of Boot Camp."

    Nine months ended June 30, 2007, compared to nine months ended
June 30, 2006

    Star experienced a 1.3 percent decrease in revenues to $1.13 billion, compared to $1.15 billion, as a decline in sales volume was reduced by an increase in selling prices.

    Home heating oil volume declined 8.4 million gallons, or 2.4 percent, from 359.7 million gallons to 351.3 million gallons, as the impact of 3.6 percent colder temperatures was reduced by net customer attrition. Star lost 15,500 accounts (net), or 3.7 percent of its home heating oil customer base, as compared to a loss of 24,200 accounts
(net), or 5.4 percent of its home heating oil customer base. This reduction was due to a 9,600 account reduction in gross customer losses, partially offset by a 900 account decrease in gross customer gains.

    Home heating oil per gallon margins increased by 3.8 cents, due largely to the increase in margins realized on sales to variable priced customers. The service results improved by $4.8 million, from a loss of $4.9 million (1.4 cents per gallon) to a loss of $0.1 million (0.0 cents per gallon).

    Total operating expenses (delivery, branch, general and administrative) decreased by $7.0 million, or 3.9 percent, to $174.0 million, in line with the 2.4 percent reduction in volume.

    Star recorded a $17.0 million credit, related to derivative instruments, due to an increase in market value for unexpired hedges ($3.2 million) and the expiration of certain hedged positions that were entered in to prior periods ($13.8 million). During the year-ago period, a $27.1 million charge, related to derivative instruments, was recorded due to the expiration of certain hedged positions that were entered into in prior periods ($28.0 million charge), partially off-set by an increase in market value for unexpired hedges ($0.9 million).

    Operating income increased $65.6 million to an $85.1 million profit. The majority of this increase relates to the changes in the fair value of derivative instruments of $44.1 million. The balance of the change, or $21.5 million, was largely due to lower operating costs including net service and installation totaling $18.0 million and lower depreciation and amortization expense of $2.9 million.

    Interest expense decreased $6.0 million, or 28.2 percent, to $15.3 million, as compared to $21.3 million. This decrease resulted from a lower average principal amount in total debt outstanding of approximately $84.3 million. Total debt outstanding declined due to the recapitalization ($70.7 million) and lower working capital borrowings ($12.9 million). Interest income increased by $2.9 million to $6.3 million, due to higher invested cash balances.

    Income tax expense was $3.1 million and represents certain state income tax, alternative minimum federal tax and capital taxes. Income tax expense was $1.2 million in the year-earlier period.

    Net income increased by $79.7 million to $71.3 million, versus a $8.4 million loss, due to a $65.6 million increase in operating income, lower net interest expense of $8.9 million and the non-recurrence of a $6.6 million loss on the redemption of debt recorded in the three months ended June 30, 2006, reduced by higher income tax expense of $1.9 million.

    EBITDA increased $69.3 million to $107.0 million, as compared to $37.7 million, of which $18.6 million is attributable to operations, $44.1 million relates to the change in fair value of derivative instruments (from a charge of $27.1 million to a credit of $17.0 million) and $6.6 million is due to the non-recurrence of the loss on debt redemption. For the comparable Q3 2006, EBITDA was negatively impacted by $27.1 million due to the change in the fair value of derivative instruments and by the $6.6 million loss on debt redemption. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to make the Minimum Quarterly Distribution until February 2009, for the quarter ended December 31, 2008.

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/952-4629 or 415/226-5363 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com.

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy assets; the impact of litigation; the continuing residual impact of the business process redesign project and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Initiatives and Strategy" in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Without limiting the foregoing, the words "believe", "anticipate", "plan", "expect", "seek", "estimate" and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                               June 30,    September
                                                               30,
(in thousands)                                   2007         2006
-------------------------------------------- ------------ ------------
                                             (unaudited)
ASSETS
Current assets
     Cash and cash equivalents               $   132,837  $    91,121
     Receivables, net of allowance of $9,474
      and $6,532, respectively                   112,100       87,393
     Inventories                                  60,214       75,859
     Fair asset value of derivative
      instruments                                  8,534        3,766
     Prepaid expenses and other current
      assets                                      28,167       37,741
                                             ------------ ------------
          Total current assets                   341,852      295,880
                                             ------------ ------------

Property and equipment, net                       40,386       42,377
Long-term portion of accounts receivables          1,884        3,513
Goodwill                                         170,719      166,522
Intangibles, net                                  52,401       61,007
Deferred charges and other assets, net             9,137       10,899
Long-term assets held for sale                         -        1,010
                                             ------------ ------------
     Total assets                            $   616,379  $   581,208
                                             ============ ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
     Accounts payable                        $    17,552  $    21,544
     Fair liability value of derivative
      instruments                                  1,762       13,790
     Current maturities of long-term debt             49           96
     Accrued expenses and other current
      liabilities                                 72,533       62,651
     Unearned service contract revenue            36,216       36,634
     Customer credit balances                     44,746       73,863
                                             ------------ ------------
          Total current liabilities              172,858      208,578
                                             ------------ ------------

Long-term debt                                   173,903      174,056
Other long-term liabilities                       24,966       25,249

Partners' capital
     Common unitholders                          265,840      194,818
     General partner                                  12         (293)
     Accumulated other comprehensive loss        (21,200)     (21,200)
                                             ------------ ------------
          Total partners' capital                244,652      173,325
                                             ------------ ------------
     Total liabilities and partners' capital $   616,379  $   581,208
                                             ============ ============


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          Three Months Ended     Nine Months Ended
                                June 30,              June 30,
                          -------------------- -----------------------
(in thousands, except per
 unit data - unaudited)     2007       2006       2007        2006
------------------------- --------- ---------- ----------- -----------
                                    (restated)             (restated)
Sales:
   Product                $178,971   $148,742  $  994,229  $1,003,408
   Installations and
    service                 43,481     42,772     135,391     141,608
                          --------- ---------- ----------- -----------
      Total sales          222,452    191,514   1,129,620   1,145,016
Cost and expenses:
   Cost of product         137,922    115,154     730,080     746,022
   Cost of installations
    and service             40,624     41,112     135,482     146,468
   (Increase) decrease in
    the fair value of
    derivative
    instruments             (4,857)    (2,257)    (17,004)     27,076
   Delivery and branch
    expenses                44,073     46,543     159,893     163,458
   Depreciation and
    amortization expenses    7,234      8,436      21,922      24,845
   General and
    administrative
    expenses                 3,887      4,853      14,161      17,648
                          --------- ---------- ----------- -----------
      Operating income
       (loss)               (6,431)   (22,327)     85,086      19,499
Interest expense            (5,037)    (5,787)    (15,281)    (21,285)
Interest income              2,953      1,704       6,326       3,411
Amortization of debt
 issuance costs               (571)      (595)     (1,712)     (1,868)
Loss on redemption of
 debt                            -     (6,603)          -      (6,603)
                          --------- ---------- ----------- -----------
   Income (loss) before
    income taxes and
    cumulative effect of
    change in accounting
    principles              (9,086)   (33,608)     74,419      (6,846)
Income tax expense
 (benefit)                    (818)       468       3,092       1,158
                          --------- ---------- ----------- -----------
   Income (loss) before
    cumulative effect of
    change in accounting
    principles              (8,268)   (34,076)     71,327      (8,004)
Cumulative effect of
 change in accounting
 principles
   - change in inventory
    pricing method               -          -           -        (344)
                          --------- ---------- ----------- -----------
   Net income (loss)      $ (8,268)  $(34,076) $   71,327  $   (8,348)
                          ========= ========== =========== ===========
      General Partner's
       interest in net
       income (loss)           (35)      (189)        305          40
                          --------- ---------- ----------- -----------
Limited Partners'
 interest in net income
 (loss)                   $ (8,233)  $(33,887) $   71,022  $   (8,388)
                          ========= ========== =========== ===========

Basic and diluted income
 per Limited Partner
 Unit:
   Net income (loss)
    before cumulative
    effect of change in
    accounting principles $  (0.11)  $  (0.53) $     0.94  $    (0.18)
                          --------- ---------- ----------- -----------
   Net income (loss)      $  (0.11)  $  (0.53) $     0.94  $    (0.19)
                          ========= ========== =========== ===========

Weighted average number
 of Limited Partner units
 outstanding:
   Basic                    75,774     63,944      75,774      45,250
                          ========= ========== =========== ===========
   Diluted                  75,774     63,944      75,774      45,250
                          ========= ========== =========== ===========


    SUPPLEMENTAL INFORMATION

    Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                 Three Months Ended
                                                      June 30,
                                               -----------------------
                                                              2006
(in thousands)                                    2007      (restated)
Loss before cumulative effect of changes in
 accounting principles                            $(8,268)  $(34,076)
Plus:
    Income tax expense (benefit)                     (818)        468
    Amortization of debt issuance costs               571         595
    Interest expense, net                           2,084       4,083
    Depreciation and amortization expense           7,234       8,436
                                               ----------- -----------
       EBITDA                                        $803    $(20,494)

Add/(subtract)
    Income tax expense (benefit)                      818        (468)
    Interest expense, net                          (2,084)     (4,083)
    Provision for losses on accounts
     receivable                                       858       1,851
    Gain on sales of fixed assets, net               (417)       (356)
    Increase in fair value of derivative
     instruments                                   (4,857)     (2,257)
    Decrease in weather insurance contract          4,305           -
    Loss on redemption of debt                          -       6,603
    Change in operating assets and liabilities     83,500      91,611
                                                ---------  ----------

       Net cash provided by operating
        activities                                $82,926     $72,407
                                                =========  ==========


                                                 Three Months Ended
                                                      June 30,
                                              ------------------------
                                                 2007         2006
                                              -----------  -----------
Home heating oil gallons sold (millions)             56.9         46.0


                       SUPPLEMENTAL INFORMATION
----------------------------------------------------------------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                                  Nine Months Ended
                                                       June 30,
                                                ----------------------
                                                              2006
(in thousands)                                    2007      (restated)
Income (loss) before cumulative effect of
 change in accounting principles                  $71,327    $(8,004)
Plus:
    Income tax expense                              3,092       1,158
    Amortization of debt issuance costs             1,712       1,868
    Interest expense, net                           8,955      17,874
    Depreciation and amortization expense          21,922      24,845
                                                ---------- -----------
       EBITDA                                    $107,008     $37,741

Add/(subtract)
    Income tax expense                             (3,092)     (1,158)
    Interest expense, net                          (8,955)    (17,874)
    Provision for losses on accounts receivable     5,463       6,310
    Gain on sales of fixed assets, net               (756)       (807)
    (Increase)/decrease in the fair value of
     derivative instruments                       (17,004)     27,076
    Loss on redemption of debt                          -       6,603
    Change in operating assets and liabilities    (27,183)    (65,735)
                                                 --------  ----------

       Net cash provided by operating
        activities                                $55,481     $(7,844)
                                                 ========  ==========


                                                 Nine Months Ended
                                                      June 30,
                                              ------------------------
                                                 2007         2006
                                              -----------  -----------
Home heating oil gallons sold (millions)            351.3        359.7


    CONTACT: Star Gas Partners
             Investor Relations
             203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman or Steven Hecht, 212-835-8500
             SGU@jcir.com